February 23, 2015

United States Securities and Exchange Commission

Washington, D.C.

20549

Dear Sirs:

Re:

Snipp Interactive Inc. Form 20-FR12G/A

Disclosure of Change of Auditor

We have read the statements regarding the change of auditor as disclosed under Item 16F of its Form 20-FR12G/A Registration Statement. We agree with the statements contained therein regarding our firm.

Yours very truly,

"DAVIDSON & COMPANY LLP"

DAVIDSON & COMPANY LLP

Chartered Accountants